EXHIBIT 23.1(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-50254 and 333-60583) of our report dated May 24, 2011, with respect to the consolidated balance sheets of Interplay Entertainment Corporation as of December 31, 2010 and the related consolidated statements of operations, stockholders’ deficit and comprehensive income, and cash flows for the year ended December 31, 2010, which appear in this December 31, 2010 annual report on Form 10-K of the Company.

/s/ Farber Hass Hurley LLP

Granada Hills, California
May 24, 2011